EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF CROSS TIMBERS ROYALTY TRUST APPEARS HERE]

CROSS TIMBERS ROYALTY TRUST

DECLARES MARCH CASH DISTRIBUTION

Dallas, Texas, March 19, 2019 – Simmons Bank, as Trustee of the Cross Timbers Royalty Trust (NYSE:CRT), today declared a cash distribution to the holders of its units of beneficial interest of $0.072823 per unit, payable on April 12, 2019, to unitholders of record on March 29, 2019. The following table shows underlying oil and gas sales and average prices attributable to the current month and prior month distributions.

	Underlying Sales Volumes (a)		Average Price
	Oil (Bbls)	Gas (Mcf)	Oil (per Bbl)	Gas (per Mcf)
Current Month Distribution	16,000	84,000	$44.81	$4.45
Prior Month Distribution	15,000	74,000	$46.00	$3.76

(a)	Sales volumes are recorded in the month the Trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

Excess Costs

XTO Energy has advised the Trustee that increased operating expenses in the current month distribution caused costs to exceed revenues by $126,000 on properties underlying the Texas Working Interest net profits interests. However, these excess costs did not reduce net proceeds from the remaining conveyances. Underlying cumulative excess costs remaining on the Texas Working Interest net profits interests after the current month’s distribution total $1.6 million, including accrued interest of $267,000.

For more information on the Trust, please visit our web site at www.crt-crosstimbers.com.

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Contact:     Nancy Willis

      Vice President

      Simmons Bank, Trustee

      855-588-7839